EXHIBIT 10.2

LOAN AND SECURITY AGREEMENT (EX-IM LOAN FACILITY)

THIS LOAN AND SECURITY AGREEMENT (EX-IM LOAN FACILITY) (“EX-IM AGREEMENT”) dated as of January __, 2012 (the “Effective Date”), between SILICON VALLEY BANK (“Bank”), ADVANCED PHOTONIX, INC., and PICOMETRIX, LLC (individually, a “Borrower” and collectively, the “Borrowers”), provides the terms on which Bank will lend to Borrowers and Borrowers will repay Bank. The parties agree as follows:

1.           ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this EX-IM Agreement will be construed following GAAP Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules.  The terms “including” and “includes” always mean “including (or includes) without limitation” in this or any Loan Document.  This EX-IM Agreement shall be construed to impart upon Bank a duty to act reasonably at all times.

2.           LOAN AND TERMS OF PAYMENT

2.1           Promise to Pay.

Borrowers will pay Bank the unpaid principal amount of all EX-IM Advances and interest on the unpaid principal amount of the EX-IM Advances.

2.1.1           EX-IM Advances.

(a)           Bank will make EX-IM Advances not exceeding (i) the lesser of (x) the EX-IM Committed Line or (y) the Foreign Borrowing Base, minus (ii) the outstanding principal balance of any EX-IM Advances.  Amounts borrowed under this Section may be repaid and reborrowed during the term of this EX-IM Agreement.  The aggregate EX-IM Advances under this Agreement and Advances under the Domestic Loan Agreement may not in any case exceed the lesser of (a) $5,000,000 or (b) the sum of the Borrowing Base under the Domestic Loan Agreement and the Foreign Borrowing Base.  If at any time such aggregate exceeds such lesser amount, Borrowers shall immediately pay Bank the amount of such excess.

(b)           To obtain an EX-IM Advance, a Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Pacific time on the Business Day the EX-IM Advance is to be made.  Such Borrower must promptly confirm the notification by delivering to Bank a completed Transaction Report attached as Exhibit B and submit purchase orders and Export Orders in connection with such EX-IM Advance. Bank will credit EX-IM Advances to Borrower’s deposit account.  Bank may make Credit Extensions under this EX-IM Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Credit Extensions are necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrowers will indemnify Bank for any loss suffered by Bank from that reliance.

(c)           The EX-IM Committed Line terminates on the EX-IM Maturity Date, when all EX-IM Advances and other amounts due under this EX-IM Agreement are immediately payable.

2.2           Overadvances.

If Borrowers’ Obligations under Section 2.1.1 exceed the lesser of either (i)  the EX-IM Committed Line or (ii) the Foreign Borrowing Base, Borrower shall immediately pay Bank the excess.

2.3           Interest Rate, Payments.

(a)           Interest Rate.  EX-IM Advances accrue interest on the outstanding principal balance at a floating per annum rate equal to the Prime Rate plus the Revolving Margin.  After an Event of Default, Obligations accrue interest at up to five percent (5%) above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes.  Interest is computed on a 360 day year for the actual number of days elapsed.

(b)           Payments.  Interest due on the EX-IM Committed Line is payable on the first (1st) day of each month.  Bank may debit any of a Borrower’s deposit accounts including Account Number _______________________ for principal and interest payments or any amounts Borrower owes Bank.  Bank will notify Borrowers when it debits Borrower’s accounts.  These debits are not a set-off.  Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrues.

2.4           Fees.

Borrowers shall pay:

(a)           Bank Expenses. All Bank Expenses incurred through and after the date of this EX-IM Agreement (including reasonable attorneys’ fees and expenses) payable when due; and

(b)           EX-IM Bank Expenses.  On the Effective Date, EX-IM Bank Expenses incurred through the date hereof.

2.5           Use of Proceeds.

Borrowers will use the proceeds of the EX-IM Advances only for the purposes specified in the EX-IM Borrower Agreement.  Borrowers will not use the proceeds of the EX-IM Advances for any purpose prohibited by the EX-IM Borrower Agreement.

2.6           EX-IM Guarantee.

To facilitate the financing of EX-IM Eligible Foreign Accounts, the EX-IM Bank has agreed to guarantee the EX-IM Advances made under this EX-IM Agreement, pursuant to a Master Guarantee Agreement, Loan Authorization Agreement and (to the extent applicable) Delegated Authority Letter Agreement (collectively, the “EX-IM Guarantee”).  If, at any time after the EX-IM Guarantee has been entered into by Bank, for any reason other than due to any action or inaction of a Borrower under the EX-IM Guarantee, (a) the EX-IM Guarantee shall cease to be in full force and effect, or (b) if the EX-IM Bank declares the EX-IM Guarantee void or revokes any obligations thereunder or denies liability thereunder, and any Overadvance results from either of the foregoing, Bank shall provide notice of such Overadvance to Borrower, and Borrower shall immediately pay the amount of the excess to Bank.  If, at any time after the EX-IM Guarantee has been entered into by Bank, for any reason other than the one described in the foregoing sentence, (x) the EX-IM Guarantee shall cease to be in full force and effect, or (y) the EX-IM Bank declares the EX-IM Guarantee void or revokes any obligations thereunder or denies liability thereunder, any such event shall constitute an Event of Default under this EX-IM Agreement.  Nothing in any confidentiality agreement in this EX-IM Agreement or in any other agreement shall restrict Bank’s right to make disclosures and provide information to the EX-IM Bank in connection with the EX-IM Guarantee.

2.7           EX-IM Borrower Agreement.

Borrowers shall execute and deliver a Borrower Agreement, in the form specified by the EX-IM Bank (attached hereto as Annex A), in favor of Bank and the EX-IM Bank, together with an amendment thereto approved by the EX-IM Bank to conform certain terms of such Borrower Agreement to the terms of this EX-IM Agreement (as amended, the “EX-IM Borrower Agreement”).  When the EX-IM Borrower Agreement is entered into by Borrowers and the EX-IM Bank and delivered to Bank, this EX-IM Agreement shall be subject to all of the terms and conditions of the EX-IM Borrower Agreement, all of which are hereby incorporated herein by this reference.  From and after the time Borrowers and the EX-IM Bank have entered into the EX-IM Borrower Agreement and delivered the same to Bank, Borrowers shall perform all of the obligations and comply with all of the affirmative and negative covenants and all other terms and conditions set forth in the EX-IM Borrower Agreement as though the same were expressly set forth herein.  In the event of any conflict between the terms of the EX-IM Borrower Agreement (if then in effect) and the other terms of this EX-IM Agreement, whichever terms are more restrictive shall apply.  Borrowers acknowledge and agree that they have received a copy of the Loan Authorization Agreement which is referred to in the EX-IM Borrower Agreement.  If the EX-IM Borrower Agreement is entered into by Borrowers and the EX-IM Bank and delivered to Bank, Borrowers shall be bound by the terms of the Loan Authorization Agreement, including, without limitation, by any additions or revisions made prior to its execution on behalf of EX-IM Bank.  Upon the execution of the Loan Authorization Agreement by EX-IM Bank and Bank, it shall become an attachment to the EX-IM Borrower Agreement.  Borrowers shall reimburse Bank for all fees and all out of pocket costs and expenses incurred by Bank with respect to the EX-IM Guaranty and the EX-IM Borrower Agreement, including without limitation all facility fees and usage fees, and Bank is authorized to debit any of a Borrower’s deposit accounts with Bank for such fees, costs and expenses when paid by Bank (which fees are included in the fee paid by Borrowers under the Domestic Loan Agreement).

3.           CONDITIONS OF LOANS

3.1           Conditions Precedent to Initial EX-IM Advance.

Bank’s obligation to make the initial EX-IM Advance is subject to the condition precedent that it receives the agreements, documents and fees it requires.

3.2           Conditions Precedent to all Advances.

Bank’s obligations to make each EX-IM Advance, including the initial EX-IM Advance, is subject to the following:

(a)            timely receipt of any export purchase order and an EX-IM Borrowing Base Certificate relating to the request;

(b)           receipt of a Transaction Report;

(c)           the representations and warranties in Section 5 must be materially true on the date of the Transaction Report and on the effective date of each EX-IM Advance and no Event of Default may have occurred and be continuing, or result from the EX-IM Advance. Each EX-IM Advance is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true; and

(d)           the EX-IM Guarantee will be in full force and effect.

4.           CREATION OF SECURITY INTEREST

4.1           Grant of Security Interest.

Each Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents.  Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral.  Bank may place a “hold” on any deposit account pledged as Collateral. Notwithstanding the foregoing, until 60 days after the Closing Date, Collateral shall not include any Intellectual Property of Picometrix, LLC in which a third party has a prior security interest as of the Closing Date.

4.2           Authorization to File.

Each Borrower authorizes Bank to file financing statements without notice to a Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s interest in the Collateral. Any Intellectual Property of Picometrix in which a third party has a security interest as of the Effective Date shall be made subject to Bank’s first priority security interest within sixty days after the Effective Date.

5.           REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1           Domestic Loan Documents.

The representations and warranties contained in the Domestic Loan Documents, which are incorporated into this EX-IM Agreement, are true and correct.

5.2           Accounts Receivable.

(a)           For each Account with respect to which EX-IM Advances are requested, on the date each EX-IM Advance is requested and made, such Account shall meet the Minimum EX-IM Foreign Eligibility Requirements, as the case may be, set forth in Section 13.1 below.

(b)           All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an EX-IM Eligible Account in any EX-IM Borrowing Base Certificate.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

6.           AFFIRMATIVE COVENANTS

Each Borrower will do all of the following:

6.1           Domestic Loan Documents.

Borrower will comply with all the provisions of the Domestic Loan Documents.

6.2           EX-IM Insurance.

If required by Bank, Borrower will obtain, and pay when due all premiums with respect to, and maintain uninterrupted foreign credit insurance.  In addition, Borrower will execute in favor of Bank an assignment of proceeds of any insurance policy obtained by Borrower and issued by EX-IM Bank insuring against comprehensive commercial and political risk (the “EX-IM Bank Policy”).  The insurance proceeds from the EX-IM Bank Policy assigned or paid to Bank will be applied to the balance outstanding under this EX-IM Agreement. Borrower will immediately notify Bank and EX-IM Bank in writing upon submission of any claim under the EX-IM Bank Policy.  Then Bank will not be obligated to make any further Credit Extensions to Borrower without prior approval from EX-IM Bank.

6.3           Borrower Agreement.

Borrower will comply with all terms of the EX-IM Borrower Agreement.  If any provision of the EX-IM Borrower Agreement conflicts with any provision contained in this EX-IM Agreement, the more strict provision, with respect to the Borrower, will control.

6.4           Terms of Sale.

Borrowers will, if required by EX-IM Bank or Bank, cause all sales of products on which the Credit Extensions are based to be (i) supported by one or more irrevocable letters of credit in an amount and of matter, naming a beneficiary and issued by a financial institution acceptable to Bank and negotiated by Bank, or (ii) for any Account which satisfies all of the requirements to constitute an EX-IM Eligible Foreign Account, but where the Accounts from the Buyer exceed forty percent (40%) of all Accounts, to obtain written preapproval from Bank and EX-IM Bank.

6.5           Reporting Requirements.

Borrower shall deliver all reports, certificates and other documents to Bank as provided in the EX-IM Borrower Agreement, including purchase orders and any other information that Bank and EX-IM Bank may reasonably request.  In addition, Borrower shall comply with the reporting requirements set forth in the Domestic Loan Documents.

6.6           Further Assurances.

Borrower will execute any further instruments and take further action as Bank requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this EX-IM Agreement.

7.            NEGATIVE COVENANTS

No Borrower will do any of the following:

7.1          Domestic Loan Documents.

Violate or fail to comply with the Domestic Loan Documents.

7.2           EX-IM Borrower Agreement.

Violate or fail to comply with any provision of the EX-IM Borrower Agreement.

7.3           EX-IM Agreement.

Take an action, or permit any action to be taken, that causes, or could be expected to cause, the EX-IM Guarantee to not be in full force and effect.

8.           EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1           Payment Default.

If a Borrower fails to pay any of the Obligations within 3 days after their due date.  During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2           Covenant Default.

If a Borrower violates any covenant in this EX-IM Agreement or in any of the Domestic Loan Documents or the EX-IM Borrower Agreement and such violation continues beyond any applicable cure period or an Event of Default occurs under this EX-IM Agreement or the Domestic Loan Documents.

8.3           EX-IM Guarantee.

If the EX-IM Guarantee ceases for any reason to be in full force and effect, or if the EX-IM Bank declares the EX-IM Guarantee void or revokes any obligations under the EX-IM Guarantee.

9.           BANK’S RIGHTS AND REMEDIES

9.1           Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)           Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 of the Domestic Loan Agreement occurs all Obligations are immediately due and payable without any action by Bank);

(b)           Stop advancing money or extending credit for a Borrower’s benefit under this EX-IM Agreement or under any other agreement between Borrower and Bank;

(c)           Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d)           Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral.  Each Borrower will assemble the Collateral if Bank requires and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e)           Apply to the Obligations any (i) balances and deposits of a Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of a Borrower;

(f)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral; and

(g)           Dispose of the Collateral according to the Code.

9.2           Power of Attorney.

Effective only when an Event of Default occurs and continues, each Borrower irrevocably appoints Bank as its lawful attorney to:  (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits.  Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred.  Bank’s appointment as such Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide EX-IM Advances terminates.

9.3           Accounts Collection.

When an Event of Default occurs and continues, Bank may notify any Person owing a Borrower money of Bank’s security interest in the funds and verify the amount of the Account.  Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4           Bank Expenses.

If a Borrower fails to pay any amount or furnish any required proof of payment to third persons Bank may make all or part of the payment or obtain insurance policies required in Section 6.5 of the Domestic Loan Agreement, and take any action under the policies Bank deems prudent.  Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5           Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6           Remedies Cumulative.

Bank’s rights and remedies under this EX-IM Agreement, the Loan Documents, and all other agreements are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7           Demand Waiver.

Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.8           EX-IM Direction.

Upon the occurrence of an Event of Default, EX-IM Bank shall have right to (i) direct Bank to exercise the remedies specified in Section 9.1 and (ii) request that Bank accelerate the maturity of any other loans to a Borrower.

9.9           EX-IM Notification.

Bank has the right to immediately notify EX-IM Bank in writing if it has knowledge of any of the following events:  (1) any failure to pay any amount due under this EX-IM Agreement; (2) the Foreign Borrowing Base is less than the sum of the outstanding Credit Extensions; (3) any failure to pay when due any amount payable to Bank under any Loan owing by Borrower to Bank; (4) the filing of an action for debtor’s relief by, against or on behalf of Borrower; (5) any threatened or pending material litigation against Borrower, or any dispute involving a Borrower.

If Bank sends a notice to EX-IM Bank, Bank has the right to send EX-IM Bank a written report on the status of events covered by the notice every 30 days after the date of the original notification, until Bank files a claim with EX-IM Bank or the defaults have been cured (but no EX-IM Advances may be required during the cure period unless EX-IM Bank gives its written approval).  If directed by EX-IM Bank, Bank will have the right to exercise any rights it may have against the Borrower to demand the immediate repayment of all amount outstandings under the EX-IM Loan Documents.

10.           NOTICES

All notices or demands by any party about this EX-IM Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth below.  A Party may change its notice address by giving the other Party written notice.

If to a Borrower:	c/o Advanced Photonix, Inc.
2925 Boardwalk
Ann Arbor, MI 48104
Attn: ________________________________
Fax: ________________________________
Email: _______________________________

If to Bank:	Silicon Valley Bank
380 Interlocken Crescent, Suite 600
Broomfield, CO 80021
Attn: Tom Herzberg
Fax: (303) 469-9088
Email: thertzberg@svb.com

11.           CHOICE OF LAW , VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrowers and Bank submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this EX-IM Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrowers submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrowers waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to a Borrower at the address set forth in Section 10 of this EX-IM Agreement and that service so made shall be deemed completed upon the earlier to occur of a Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS AND BANK WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS EX-IM AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS EX-IM AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.           GENERAL PROVISIONS

12.1         Successors and Assigns.

This EX-IM Agreement binds and is for the benefit of the successors and permitted assigns of each party.  A Borrower may not assign this EX-IM Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion.  Bank has the right, without the consent of or notice to a Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this EX-IM Agreement.

12.2        Indemnification.

Borrowers will indemnify, defend and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3        Time of Essence.

Time is of the essence for the performance of all obligations in this EX-IM Agreement.

12.4        Severability of Provision.

Each provision of this EX-IM Agreement is severable from every other provision in determining the enforceability of any provision.

12.5           Amendments in Writing, Integration.

All amendments to this EX-IM Agreement must be in writing.  This EX-IM Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this EX-IM Agreement merge into this EX-IM Agreement and the Loan Documents.

12.6           Counterparts.

This EX-IM Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7           Survival.

All covenants, representations and warranties made in this EX-IM Agreement continue in full force while any Obligations remain outstanding.  The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8           Coborrowers.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract. Either Borrower may, acting singly, request Credit Extensions.  Each Borrower appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions.  Each Borrower shall be jointly and severally obligated to repay all Credit Extensions, regardless of which such Borrower actually receives such Credit Extension, as if each Borrower hereunder directly received all Advances.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

12.9           EX-IM Borrower Agreement; Cross-Collateralization; Cross-Default; Conflicts.

This EX-IM Agreement, the Domestic Loan Agreement and the EX-IM Borrower Agreement shall continue in full force and effect, and all rights and remedies under this EX-IM Agreement, the Domestic Loan Agreement and the EX-IM Borrower Agreement are cumulative.  Without limiting the generality of the foregoing, all “Collateral” as defined in this EX-IM Agreement, the Domestic Loan Agreement and as defined in the EX-IM Borrower Agreement shall secure all EX-IM Advances and all interest thereon, and all other Obligations.  Any Event of Default under this EX-IM Agreement shall also constitute an Event of Default under the EX-IM Borrower Agreement and the Domestic Loan Agreement; any Event of Default under the Domestic Loan Agreement shall also constitute an Event of Default under the EX-IM Borrower Agreement and this EX-IM Agreement; and any Event of Default under the EX-IM Borrower Agreement shall also constitute an Event of Default under this EX-IM Agreement and the Domestic Loan Agreement.  In the event Bank assigns its rights under this EX-IM Agreement, the Domestic Loan Agreement, or the EX-IM Borrower Agreement and/or under any note evidencing EX-IM Advances, to any third party, including, without limitation, the EX-IM Bank, whether before or after the occurrence of any Event of Default, Bank shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the EX-IM Borrower Agreement, the Domestic Loan Agreement and/or note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrower.  Should any term of this EX-IM Agreement conflict with any term of the Domestic Loan Agreement or the EX-IM Borrower Agreement, the more restrictive term in such agreements shall govern Borrower.

13.           DEFINITIONS

13.1           Definitions.

Except as otherwise defined, terms that are capitalized in this EX-IM Agreement will have the same meaning assigned in the Domestic Loan Documents.  In this EX-IM Agreement:

“Collateral” is the property described on Exhibit A.

“Credit Extension” is any EX-IM Advance, or any other extension of credit by Bank for Borrower’s benefit under this EX-IM Agreement.

“Domestic Loan Agreement” means that certain Loan and Security Agreement of even date herewith.

“Domestic Loan Documents” the Domestic Loan Agreement and any other agreement entered into in connection with the Domestic Loan Agreement, between Borrower and Bank.

“EX-IM Advance” or “EX-IM Advances” is a loan advance (or advances) under the EX-IM Committed Line.

“EX-IM Bank” is the Export-Import Bank of the United States.

“EX-IM Bank Expenses” are all audit fees and expenses; reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the EX-IM Loan Documents (including appeals or Insolvency Proceedings) and the fees that the Bank pays to the EX-IM Bank in consideration of the issuance of the EX-IM Guarantee.

“EX-IM Borrower Agreement” is defined in Section 2.7.

“EX-IM Committed Line” is an EX-IM Advance or EX-IM Advances of up to Three Million Dollars ($3,000,000).

“EX-IM Foreign Eligibility Period” is defined in the term “Eligible Foreign Accounts.”

“EX-IM Eligible Foreign Accounts” means Accounts arising in the ordinary course of Borrower’s business from Non-U.S. Account Debtors and that meet all Borrower’s representations and warranties in Section 5.2 and conform in all respects to the EX-IM Borrower Agreement, and either (a) are guaranteed by EX-IM Bank, less any deductible; (b) are supported by letter(s) of credit acceptable to Bank; (c) are owing from an Account Debtor whose principal place of business is located in Canada (provided that Bank has perfected its security interest in such Account to Bank’s satisfaction), or (d) that Bank approves in writing.  The following are the minimum requirements (the “Minimum EX-IM Foreign Eligibility Requirements”) for an Account to be an EX-IM Eligible Foreign Account.  An Account that is described by any of the following (a) through (x) will not be an EX-IM Eligible Foreign Account:

a.         that does not arise from the sale of Items in the ordinary course of the Borrower’s business;

b.	that is not subject to a valid, perfected, and enforceable first priority security interest in favor of the Bank;

c.	as to which any covenant, representation or warranty contained in the Loan Documents relating to such Receivable has been breached;

d.	that is not owned by the Borrower or is subject to any right, claim, or interest of another party other than the Lien in favor of the Bank;

e.         with respect to which an invoice has not been sent;

f.	generated by the sale or provision of defense articles or services, subject to exceptions approved in writing by Ex-Im Bank;

g.	that is due and payable from a military Buyer, subject to exceptions approved in writing by Ex-Im Bank;

h.
that is due and payable from a foreign Buyer located in a country with which Ex- Im Bank is legally prohibited from doing business as set forth in the current Country Limitation Schedule.  (Note: If the Borrower has knowledge that an export to a country in which Ex-Im Bank may do business, as set forth in the current Country Limitation Schedule, will be re-exported to a country with which Ex-Im Bank is legally prohibited from doing business, the corresponding receivables (or a pro-rata portion thereof) are not eligible for inclusion in the Export-Related Borrowing Base.);

i.         that does not comply with the requirements of the Country Limitation Schedule;

j.	that by its original terms is due and payable more than one-hundred-eighty (180) days from the date of invoice;

k.
that is not paid within sixty (60) calendar days from its original due date unless insured through Ex-Im Bank (or other acceptable) export credit insurance for comprehensive commercial and political risk, in which case ninety (90) calendar days shall apply;

l.
that arises from a sale of goods to or performance of services for an employee, stockholder, or subsidiary of the Borrower, intra-company receivables or any receivable from a stockholder, any person or entity with a controlling interest in the Borrower or which shares common controlling ownership with the Borrower;

m.	that is backed by a letter of credit where the Items covered by the subject letter of credit have not yet been shipped, or where the covered services have not yet provided;

n.
that the Bank or Ex-Im Bank, in its reasonable judgment, deem uncollectible or unacceptable; this category includes, but is not limited to, finance charges or late charges imposed on the foreign buyer by the Borrower as a result of the foreign buyer’s past due status;

o.         that is denominated in non-U.S. currency, unless pre-approved in writing by Ex-Im Bank;

p.         that does not comply with the terms of sale as set forth by Ex-Im Bank;

q.	that is due and payable from a Buyer who becomes unable to pay its debts or whose ability to pay its debts becomes questionable;

r.	that arises from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, or any other repurchase or return basis or is evidenced by chattel paper;

s.
for which the Items giving rise to such Accounts Receivable have not been shipped to the Buyer or when the Items are services, such services have not been performed or when the Export Order specifies a timing for invoicing the Items other than shipment or performance and the Items have not been invoiced in accordance with such terms of the Export Order, or the Accounts Receivable do not otherwise represent a final sale;

t.
that is subject to any offset, deduction, defense, dispute, or counterclaim, or the Buyer is also a creditor or supplier of the Borrower, or the Account Receivable is contingent in any respect or for any reason;

u.	for which the Borrower has made any agreement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment;

v.	for which any of the Items giving rise to such Account Receivable have been returned, rejected, or repossessed;

w.         that arises from the sale of Items that do not meet 50% U.S. Content requirements;

x.         that is deemed to be ineligible by Ex-Im Bank.

Bank reserves the right at any time after the Effective Date to adjust the Minimum EX-IM Foreign Eligibility Requirements in its good faith business judgment and establish new criteria to determine the foregoing.

“EX-IM Eligible Inventory” is Inventory consisting of Eligible Inventory in any Transaction Report, such Inventory (i) consists of raw materials, work in progress, finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (ii) meets all applicable governmental standards; (iii) has been manufactured in compliance with the Fair Labor Standards Act; (iv) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; (v) is located at the locations identified by Borrower in the Perfection Certificate where it maintains Inventory (or at any location permitted under Section 7.2 of the Domestic Loan Agreement); and (vi) is otherwise acceptable to Bank.

“EX-IM Guarantee” is that certain Master Guarantee Agreement or other agreement, as amended from time to time, the terms of which are incorporated into this EX-IM Agreement.

“EX-IM Loan Documents” means that certain Export-Import Bank Loan and Security Agreement (“EX-IM Loan Agreement”), any note or notes executed by Borrower or any other agreement entered into in connection with this EX-IM Loan Agreement, pursuant to which EX-IM Bank guarantees Borrower’s obligations under this EX-IM Agreement.

“EX-IM Maturity Date” is January __, 2013.

“Export Order” is a written export order or contract for the purchase by the buyer from the Borrower of any finished goods or services which are intended for export.

“Foreign Borrowing Base” means the sum of (i) ninety percent (90%) of EX-IM Eligible Foreign Accounts denominated in United States Dollars or hedged Foreign Currencies plus (ii) seventy percent (70%) of EX-IM Eligible Foreign Accounts that are not denominated in United States Dollars or hedged Foreign Currencies plus (iii) the lesser of (A) $500,000 or (B) 65% of Eligible Export Inventory (provided the Export Inventory outstanding shall at no time exceed 60% of the combined outstanding of Export Foreign Accounts and Export Inventory), as determined in all cases by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Loan Documents” are, collectively, this EX-IM Agreement, the Domestic Loan Documents, any note, or notes or guaranties executed by Borrower in connection with this EX-IM Agreement or the Domestic Loan Documents, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this EX-IM Agreement or the Domestic Loan Documents, all as amended, extended or restated.

“Minimum Foreign Eligibility Requirements” is defined in the term “Eligible Foreign Accounts.”

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including letters of credit and exchange contracts and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank and the Obligations of Borrower under the Domestic Loan Documents.

“Revolving Margin” is 0.5% when the Liquidity Ratio is greater than or equal to 3.0 and trailing 6 month EBITDA is greater than or equal to $1.00, 1.0% when the Liquidity Ratio is greater than or equal to 3.0 and trailing 6 month EBITDA is less than $1.00, but greater than or equal to negative $250,000, 1.5% when the Liquidity Ratio is greater than or equal to 3.0 and trailing 6 month EBITDA is less than negative $250,000 but greater than or equal to negative $500,000, 2.0% when the Liquidity Ratio is greater than or equal to 3.0 and trailing 6 month EBITDA is less than negative $500,000 but greater than or equal to negative $1,000,000, and 2.5% when the Liquidity Ratio is greater than or equal to 3.0 and trailing 6 month EBITDA is less than negative $1,000,000; 1.25% when the Liquidity Ratio is greater than or equal to 2.5 but less than 3.0 and trailing 6 month EBITDA is greater than or equal to $1.00, 1.75% when the Liquidity Ratio is greater than or equal to 2.5 but less than 3.0 and trailing 6 month EBITDA is less than $1.00 but greater than or equal to negative $250,000, 2.25% when the Liquidity Ratio is greater than or equal to 2.5 but less than 3.0 and trailing 6 month EBITDA is less than negative $250,000 but greater than negative $500,000, 2.75% when the Liquidity Ratio is greater than or equal to 2.5 but less than 3.0 and trailing 6 month EBITDA is less than negative $500,000 but greater than or equal to negative $1,000,000, and 3.25% when the Liquidity Ratio is greater than or equal to 2.5 but less than 3.0 and trailing 6 month EBITDA is less than negative $1,000,000; and 1.75% when the Liquidity Ratio is less than 2.5 and trailing 6 month EBITDA is greater than or equal to $1.00, 2.25% when the Liquidity Ratio is less than 2.5 and trailing 6 month EBITDA is less than $1.00 but greater than or equal to negative $250,000, 2.75% when the Liquidity Ratio is less than 2.5 and trailing 6 month EBITDA is less than negative $250,000 but greater than or equal to negative $500,000, 3.25% when the Liquidity Ratio is less than 2.5 and trailing 6 month EBITDA is less than negative $500,000 but greater than or equal to negative $1,000,000, and 3.75% when the Liquidity Ratio is less than 2.5 and trailing 6 month EBITDA is less than negative $1,000,000.

“Schedule” is any attached schedule of exceptions.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit B.

IN WITNESS WHEREOF, the parties hereto have caused this EX-IM Agreement to be executed as of the Effective Date.

BORROWERS:

ADVANCED PHOTONIX, INC.

By: _____________________________
Title: ____________________________

PICOMETRIX LLC

By: _____________________________
Title: ____________________________

BANK:

SILICON VALLEY BANK

By: _____________________________
Title: ____________________________

[Signature page to Ex-Im Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of each Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, until 60 days after the Closing Date, Collateral shall not include any Intellectual Property of Picometrix, LLC in which a third party has a prior security interest as of the Closing Date.

[Signature page to Ex-Im Loan and Security Agreement]

EXHIBIT B
Transaction Report

[Signature page to Ex-Im Loan and Security Agreement]